Exhibit 99

                CARDIODYNAMICS REPORTS FIRST QUARTER 2005 RESULTS

SAN DIEGO, April 6 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today reported its financial results for its fiscal first quarter 2005. Highlights included the Company's 27th consecutive quarter of year-over-year quarterly sales growth and a 21% increase in first quarter 2005 sales over the same period a year ago.

First Quarter 2005 Results:

Net sales for the first quarter 2005 were $9.7 million, an increase of 21% over net sales of $8.0 million for the same quarter last year. ICG revenue decreased 10% over the same period in 2004 primarily due to the Company's transition from direct sales to a hybrid sales model involving its direct sales team and two new distribution sales partners, Physician Sales & Service, Inc. (PSS) and the Caligor division of Henry Schein. The Company reported a net loss of $644,000, or ($0.01) per diluted share for the first quarter of 2005, compared with net income of $761,000, or $0.02 per diluted share reported in the same quarter last year.

Operating expenses for first quarter 2005 grew 35% to $7.3 million compared with $5.4 million for the same period in 2004. The increase in operating costs was largely due to the additions of Vermed and Medis; increased investment in sales, clinical and marketing personnel; expenditures associated with the BioZ Dx product launch; and a $760,000 increase in general and administrative expenses, the majority of which was driven by regulatory compliance costs associated with
Section 404 of the Sarbanes-Oxley Act and year-end audit fees.

Operating Highlights:

During first quarter 2005, sales of ICG devices totaled 238 units including 190 ICG monitors, of which 83 were BioZ Dx systems, 48 were ICG modules and 24 were Medis ICG monitors. The number of ICG systems and modules sold to date totals over 5,200. At the end of fiscal first quarter 2005, field associates totaled 89 people, including 52 U.S. territory managers and 22 clinical application specialists.

Combined ICG and electrocardiograph (ECG) sensor revenue in the first quarter 2005 was $4.1 million, representing 42% of total net sales. During the quarter, Vermed contributed $2.4 million to net sales. ICG sensor revenue for the first quarter 2005 was $1.6 million (22% of total ICG net sales), an increase of 6%, compared with $1.5 million (19% of total ICG net sales) in the same quarter 2004.

The Company paid down its bank loan by over $700,000 during the quarter and had $4.9 million in cash at the end of the first quarter 2005.

Overall gross margin for the first quarter 2005 was 65%; gross margin for the ICG business was 73% and for the ECG business was 44%. This compares to 77% for the ICG business in the same quarter last year before Vermed was acquired. The decrease in overall gross margin was a result of lower gross margins earned on the ECG sensor products and a higher volume of lower-priced U.S. and international distributor business.

CEO Comments and Outlook:

Michael K. Perry, Chief Executive Officer, stated, "As previously discussed, after a successful pilot in the second half of 2004, we made a strategic decision to transition our entire sales team to a direct-distributor sales model. By capitalizing on the close physician relationships of over 1,100 distributor sales representatives, we expect to increase physician access and decrease our sales cycle. This transition required an investment in training and relationship development, which resulted in overall lost productivity in the first quarter. We view this productivity loss as temporary and have already seen improved productivity in several markets around the country."

Perry added, "Initial response to the new BioZ Dx has been very positive -- the technological advancements and streamlined solution will help us increase market adoption and stay ahead of potential competition. In addition to the compelling articles recently published in the American Journal of Hypertension supporting ICG, we are looking forward to presenting the results of our important multi-center CONTROL study at the American Society of Hypertension meeting next month. With the successful launch of the BioZ Dx, our new sales model in place, and over 5,000 units in our customer base, we are well positioned to restore sales growth, improve operating efficiencies, and deliver increased shareholder value."

Conference Call Information:

Michael K. Perry, Chief Executive Officer, will host a summary of CardioDynamics' first quarter 2005 results in a conference call today at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code
7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed at http://www.irconnect.com/primecast/05/q1/cdic_1q2005.html.

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as potential growth rates, resumption of sales productivity, success of distributor partner relationships and clinical studies, the accuracy of which are necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K/A. The Company does not undertake to update the disclosures contained in this press release.

                    CardioDynamics International Corporation
                 In thousands, except per share data (unaudited)

     Selected Consolidated Operational Results

                                                            Three Months Ended
                                                        ----------------------------
                                                        February 28,    February 29,
                                                            2005           2004
                                                        ------------    ------------
     Net Sales                                          $      9,678    $      8,015
     Cost of Sales                                             3,347           1,855
     Gross Margin                                              6,331           6,160
     Research and Development                                    664             833
     Selling and Marketing                                     5,184           4,013
     General and Administrative                                1,337             577
     Amortization of Intangible Assets                           130              --
     Income (loss) from Operations                              (984)            737
     Other Income (Expense), net                                 (58)             95
     Income (loss) before Income Taxes                        (1,042)            832
     Income Tax Benefit (Provision)                              427             (71)
     Minority Interest                                           (29)             --
     Net Income (Loss)                                  $       (644)   $        761
     Net Income (Loss) per Common Share,
      - Basic and Diluted                               $      (0.01)   $       0.02
     Weighted-Average Number of Shares
      Used in Per Share Calculation:
      - Basic                                                 48,748          46,550

      - Diluted                                               48,748          49,532

     Selected Consolidated Balance Sheet Data

                                      February 28,   November 30,
                                         2005           2004           Change
                                      ------------   ------------   ------------
     Cash and Cash Equivalents        $      4,890   $      6,801            (28)%
     Accounts Receivable, net               10,541         11,674            (10)%
     Inventory, net                          5,870          4,647             26%
     Current Assets                         26,001         27,257             (5)%
     Long-term Assets                       30,969         30,773              1%
     Total Assets                           56,970         58,030             (2)%
     Current Liabilities                     7,792          7,764             --
     Long-term Liabilities                   4,629          5,338            (13)%
     Total Liabilities                      12,421         13,102             (5)%
     Minority Interest                         233            194             20%
     Shareholders' Equity                   44,316         44,734             (1)%

SOURCE  CardioDynamics
    -0-                             04/06/2005
    /CONTACT: Bonnie Ortega, Investor Relations, Ext. 1005, bortega@cardiodynamics.com, or Irene Paigah, Media Relations, Ext. 1012, ipaigah@cardiodynamics.com, both of CardioDynamics, +1-800-778-4825/
    /Web site: http://www.irconnect.com/primecast/05/q1/cdic_1q2005.html / /Web site: http://www.cdic.com /